Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Humacyte, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Other	6,501,375	$2.07	$13,457,846.25	$0.00015310	$2,060.40
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$13,457,846.25		$2,060.40
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$2,060.40

(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Represents additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Humacyte, Inc. reserved for issuance under the Humacyte, Inc. 2021 Long-Term Incentive Plan (the “Plan”). The number of shares of Common Stock reserved and available for issuance under the Plan increased on January 1, 2025 in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31, 2024.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Select Market under the symbol “HUMA” on March 26, 2025, which was $2.07 per share.